UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2021

SANTANDER CONSUMER USA HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36270	32-0414408
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Elm St. Suite #800 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 634-1110

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	SC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 25, 2021, the Board of Directors (the “Board”) of Santander Consumer USA Holdings Inc. (the “Company”) increased the number of directors on the Board from ten (10) to eleven (11) and appointed Leonard Coleman, Jr. to the Board to fill the newly created directorship resulting from the increase in the number of directors on the Board.

Mr. Coleman’s term will expire at the 2021 annual meeting of stockholders, and Mr. Coleman will hold office for the remainder of his term and until his successor is elected and qualified. Mr. Coleman will serve on the Company’s Compensation and Talent Management and Risk Committees.

Mr. Coleman is the former president of the National League of Professional Baseball Clubs. Mr. Coleman signed on with Major League Baseball in 1992 as Executive Director-Market Development. He served as President of the National League of Professional Baseball Clubs from 1994 to 1999, Senior Advisor to Major League Baseball from 1999 until 2005, and from 2001 to 2002, was Chairman of ARENACO, a subsidiary of Yankees/Nets. Prior to working for Major League Baseball, Mr. Coleman was a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, he served as commissioner of both the New Jersey Department of Community Affairs and Department of Energy, and chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. Mr. Coleman was the vice chairman of the State Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. Mr. Coleman also has served as president of the Greater Newark Urban Coalition.

From 1976 to 1980, Mr. Coleman worked in Africa in mission service for the Protestant Episcopal Church of the United States, providing management consultant services in health care, education and church and community development in 17 African countries. After graduating with a degree in history from Princeton University, Mr. Coleman received a master’s in public administration and a master’s in education and social policy from Harvard University.

In addition to serving as honorary chairman of the board of the Jackie Robinson Foundation (which he chaired for nearly 20 years), Mr. Coleman serves on the Board of Directors of the Omnicom Group Inc., Hess Corporation, and Electronic Arts Inc., and has served as director of Aramark and Avis-Budget Group, Inc. during the last five years.

Mr. Coleman also serves as a director of a number of other organizations, including the Metropolitan Opera and the Schumann Fund. Mr. Coleman is a former chairman of the Board of Trustees of the Presiding Bishop’s Fund for World Relief and the United States chairman of the Bishop Tutu Scholarship Fund.

The Board has determined that Mr. Coleman is “independent” within the meaning of Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and the applicable New York Stock Exchange listing standards. There is no agreement or understanding between Mr. Coleman and any other person pursuant to which he was elected to the Board. Mr. Coleman is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his services as a director, Mr. Coleman will participate in our independent director compensation program, which provides for the following compensation for the independent members of our Board: (i) an annual cash retainer of $100,000; plus (ii) an annual grant of restricted stock units to be granted under the Company’s Omnibus Incentive Plan equal to $50,000; plus (iii) $70,000 in cash annually if the director serves as chair of any committee of the Board; plus (iv) $20,000 in cash annually if the director serves as a non-chair member of any committee of the Board; plus (v) $450,000 in cash annually if the director also serves as the Chair of the Board. Any compensation paid to Mr. Coleman for the current Board term will be pro-rated accordingly.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER CONSUMER USA HOLDINGS INC.

Dated: January 29, 2021	By:	/s/ Christopher Pfirrman
	Name:	Christopher Pfirrman
	Title:	Chief Legal Officer